Exhibit 10.10

Convertible Debt Investment Agreement

Among

Liu Kejia

Tech Sources International Enterprises Limited

Li Hengfang

ReTo Eco-Solutions, Inc.

And

REIT Mingsheng Environmental Protection Construction Materials (Changjiang) Co., Ltd.

This “Convertible Debt Investment Agreement” (hereinafter referred to as the “Agreement”) is concluded and entered into by and among the following parties on September 30, 2016:

(1)	Liu Kejia (hereinafter referred to as “Party A”), a natural person with full capacity for civil conduct within the territory of China.
(2)	Tech Sources International Enterprises Limited (hereinafter referred to as “Party B”), a company duly incorporated and validly existing under the laws of Hong Kong.
(3)	Li Hengfang (hereinafter referred to as “Party C”), a natural person with full capacity for civil conduct within the territory of China.
(4)	ReTo Eco-Solutions, Inc. (hereinafter referred to as “Party D”), a company duly incorporated and validly existing under the laws of British Virgin Islands.
(5)	REIT Mingsheng Environmental Protection Construction Materials (Changjiang) Co., Ltd. (hereinafter referred to as “Party E”), a limited liability company duly incorporated and validly existing under the laws of China, and located at No. 1, Fazhan Road, Changjiang Circular Industrial Park, Hainan Province (at the south side at 221km of Yu-Hai West Line).

Whereas:

1.	Party C has borrowed a total amount of RMB Twenty-One Million Two Hundred and Forty Thousand from Party A on March 28, 2016, and such amount was used as the working capital of Party C's holding company ReTo Eco-Solutions, lnc. and its Chinese operating entities.
2.	Party D has borrowed RMB Twelve Million Seven Hundred and Eighty Thousand and RMB Eight Million Four Hundred and Sixty Thousand respectively from Party C on April 10, 2016, collectively as a total amount of RMB Twenty-One Million Two Hundred and Forty Thousand, such two borrowings thereof were used for repaying the arrears of civil engineering and steel structure owed externally by Party D's subsidiary REIT Mingsheng Environmental Protection Construction Materials (Changjiang) Co., Ltd., the operating entity within the territory of China.
3.	Now, per the consensus of Party A, Party B, Party C, Party D and Party E, in respect of the borrowing of Party D from Party C and the arrears owed by Party C to Party A, now Party D will uniformly issue the shares of equivalent amount to pay to Party B.

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Therefore, Party A, Party B, Party C and Party D and Party E reach a consensus and agree as follows:

Each party hereto plans to introduce Party B as the investing party through convertible debt. In order to guarantee smooth implementation of this transaction, per friendly consultation among each party and pursuant to relevant laws, this Agreement has been concluded to specify the rights and obligations of each party in this transaction.

Article 1:	The amount already invested

Party D has borrowed a total amount of RMB Twenty-One Million Two Hundred and Forty Thousand from Party C on April 10, 2016, and entrusted Party C to pay the payment for civil engineering and the payment for steel structure on behalf of Party E, namely RMB 12.78 million (in words: RMB Twelve Million Seven Hundred and Eighty Thousand) and RMB 8.46 million (in words: RMB Eight Million Four Hundred and Sixty Thousand) respectively, the foregoing total amount paid by Party C on behalf of Party E is RMB 21.24 million (in words: RMB Twenty-One Million Two Hundred and Forty Thousand).

The borrowing of Party C from Party A on March 28, 2016 is RMB 21.24 million (in words: RMB Twenty-One Million Two Hundred and Forty Thousand) in total.

Now, in respect of Party C's creditor's rights to Party D, namely RMB 21.24 million in total, Party C agrees to transfer it to Party A, so as to repay Party C's borrowing of RMB 21.24 million from Party A on March 28, 2016. Meanwhile, Party A agrees to transfer its creditor's rights which it has in Party D to Party B. Therefore, as agreed herein, Party B will immediately enjoy the direct creditor's rights of RMB 21.24 million in total to Party D, and it will be deemed as Party B directly invests RMB 21.24 million in Party D.

Article 2:	Convertible debt exercising method, price and refund
2.1	Method

Each party hereto unanimously agrees that Party D shall begin the convertible debt as agreed herein on or before September 30, 2016, When Party D has completed the issuing registration formalities for the shares of investor's overseas company, such action will be deemed as Party D has refunded relevant payment for others to Party B and completed the settlement, and Party C and Party E will no longer bear any debt liability for Party A.

2.2	Price of convertible debt and number of converted shares issued to Party B

Each party agrees that the price of convertible debt this time is [USD 4.00]/share, the exchange rate between USD and RMB is subject to 6.6375, and it is converted into 8,000,000 shares (calculation method: borrowing amount/6.6375/share price of USD 4.00).

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Article 3:	Effectiveness and termination
3.1	This Agreement will become effective as of the date of signature by each party.
3.2	This Agreement will be terminated upon the occurrence of any one of the following circumstances:
3.2.1	Each party has reached a consensus to terminate;
3.2.2	This investment cannot be implemented due to force majeure event or other objective reasons not attributable to each party;
3.2.3	Either party hereto seriously violates the stipulation of this Agreement or applicable law, and thereby causing the performance and fulfillment of this Agreement become impossible, under such circumstance, other parties are entitled to unilaterally terminate this Agreement by serving written notice.
Article 4:	Confidentiality

In the course of this investment, for the information of other parties learned by each party, if such information has not been publicly disclosed, then it shall be deemed as confidential information, and each party shall bear permanent duty of confidentiality therefor. Without the consent of other parties, neither party may disclose the contents hereof to the public or the third party (except for making a statement or disclosure according to legal provisions or the requirement of any statutory competent authority).

Article 5:	Taxes and dues
5.1	Each party agrees that any tax incurred from this investment shall be borne by each party respectively according to the provisions of laws and regulations.
5.2	Each party shall bear all expenses and expenditures incurred from the negotiation, drafting, signing and execution of this Agreement respectively.
Article 6:	Applicable law and dispute settlement
6.1	The conclusion and performance of this Agreement shall be governed by and interpreted according to the law of China.
6.2	Any dispute among each party arising from or related to this Agreement shall be first settled through friendly consultation. If such dispute cannot be settled through consultation within 60 days as of the date of dispute occurrence, either party is entitled to apply to the China International Economic and Trade Arbitration Commission located in Beijing China for arbitral settlement.
6.3	Except for relevant clauses in dispute, during the period of dispute settlement, it shall not affect the effectiveness and continuous performance of other clauses of this Agreement.
6.4	Where some clauses of this Agreement are terminated of validity or are declared invalid pursuant to the law or the stipulations of this Agreement, it shall not affect the validity of other clauses of this Agreement.

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(This page is the signature page and has no body text)

Party A: /s/ Liu Kejia

Party B: Tech Sources International Enterprises Limited (Seal)

Legal representative: /s/ Liu Kejia

Party C: /s/ Li Hengfang

Party D: ReTo Eco-Solutions, Inc. (Seal)

Legal representative: /s/ Li Hengfang

Party E: REIT Mingsheng Environmental Protection Construction Materials (Changjiang) Co., Ltd. (Seal)

Legal representative: /s/ Li Hengfang

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